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                                                                   EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
First Union Real Estate Equity and Mortgage Investments:

   We consent to the use of our reports dated March 15, 2002 with respect to the combined financial statements and combined financial statements schedule of First Union Real Estate Equity and Mortgage Investments and First Union Management, Inc. and subsidiaries, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001, attached as Appendix L to this proxy-statement prospectus and to the reference to our firm under the heading "Experts" in the proxy-statement prospectus.

                                          /S/  KPMG LLP

New York, New York
May 10, 2002